SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 9, 2020

CORTLAND BANCORP INC
(Exact name of registrant as specified in its charter)

Ohio	001-38827	34-1451118

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

194 West Main Street, Cortland, Ohio 44410
__________________________________________________
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (330) 637-8040
________________________________________________________

Not Applicable
_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, No Par Value	CLDB	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Loan Modifications

The Company has elected to account for eligible loan modifications under Section 4013 of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). Eligible loan modifications include deferring principal and/or interest for periods ranging from 90 to 180 days. As reported in our Form 10-Q for the third quarter, deferred loan balances at September 30, 2020, totaled $61.3 million. From September 30 to November 5, we have reduced total deferred loan balances significantly. Deferred loan balances at November 5, 2020 were $16.57 million, compared to deferred loan balances at September 30, 2020 of $61.3 million, reflecting a 73% decrease in deferred balances.

On March 22, 2020, federal banking regulators issued an interagency statement that included guidance on their approach for the accounting of loan modifications in light of the economic impact of the Coronavirus Disease 2019 (COVID-19) pandemic. The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term modifications are made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant related to the loans in which the borrower is less than 30 days past due on its contractual payments at the time a modification program is implemented. The agencies confirmed in working with the staff of the Financial Accounting Standards Board (“FASB”) that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not troubled debt restructurings (“TDRs”). A TDR is a loan restructuring in which a bank, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. Eligible loan modifications not required to be classified as TDRs are not reported as past due provided they are performing in accordance with the modified terms. Interest income will continue to be recognized in accordance with GAAP unless the loan is placed on nonaccrual status.

The regulators encouraged the use of loan deferrals in order to accommodate borrowers experiencing cash flow issues relating to the shut-down imposed in Spring 2020. As of April 30, 2020, we received requests to modify 101 commercial loans aggregating $116.5 million and 26 consumer loans aggregating $7.2 million, primarily resulting in the deferral of principal and/or interest for periods ranging from 90 to 180 days. All of these loans were performing in accordance with their terms prior to modification, are currently performing, and are in conformance with the guidelines of CARES Act. As a result of the material continuing reduction of these loan deferrals and the deferred loans’ return to full payment status, the following chart presents as of November 5, 2020 the deferred loan balances and loan-to-value ratios (“LTV”) for real estate-secured loans by loan category:

Loan Modifications	As of November 5, 2020
Type of Loan	Number of Loans	Balance	LTV	% of Total Loans
		(In 000s)
One-to-four family residential	-	-	n/a	0%
Consumer	-	-	n/a	0%
Commercial and Industrial
Trucking	-	-	n/a	0%
Other	3	5,452	n/a	1%
Commercial Real Estate
Multi-family			n/a	0%
Nonresidential			n/a	0%
Hotels	2	6,073	61%	1%
Skilled nursing/ personal care	1	1,580	69%	0%
Other	4	3,465	64%	1%
Total	10	$16,570		3%

In the preceding table of deferred loan balances at November 5, 2020, there are no deferred multi-family and nonresidential commercial loans, which had loan deferral balances at September 30, 2020 of $5.6 million and $18 million, respectively. The aggregate deferred loan balances in those two loan categories were 4.4% of total loans at September 30, 2020. The Company successfully transitioned those borrowers through their difficult periods and back to full payment terms. The remaining loan deferrals consist of commercial real estate loans with LTVs generally less than 70%. The ‘Other’ Commercial Real Estate category is a combination of credits in various industries.

The Company will continue to work with borrowers experiencing difficulties if future shut-downs reoccur due to COVID-19 resurgence. As is the case for all loans, the credit quality of restructured loans and loans modified in compliance with the CARES Act are regularly reviewed to evaluate collectability so as to determine whether any additional amounts should be charged to the allowance for loan and lease losses.

This announcement may contain forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTLAND BANCORP INC

By:	/s/ James M. Gasior
James M. Gasior, President

Date:     November 9, 2020